Exhibit 99.1

Claymont Steel Announces Guidance for Third Quarter Earnings

Claymont Steel Holdings (NASDAQ – PLTE) announced today that it expects third quarter net earnings to be in the range of $0.05 to $0.10 per share. The Company experienced unexpected challenges in August related to the restart of its reheat furnace following an upgrade completed as planned during the recent annual Plate Mill outage. This led to lower than planned output and shipments, which are expected to impact the Company’s third quarter EBITDA by approximately $7.5 million and will also impact fourth quarter EBITDA by approximately $2.3 million. In September, the Company’s operational performance improved and is expected to return to a level in line with expectations in October. The market conditions and the Company’s resulting order book and spreads for the quarter were all consistent with expectations including the strengthening predicted to occur going into the 4th quarter.

Jeff Bradley, Chairman and CEO commented: “While I’m disappointed in the timing of the recovery of our reheat furnace which resulted in a 20% reduction in projected shipments in August and September, our performance in the latter part of September is very encouraging and validates the investments we made in July. Our order book and spreads in the third quarter were very solid and we are seeing the expected strengthening as we enter the fourth quarter. I’m also pleased to report that we have successfully recruited Victor Clark to fill the newly created role of Vice President of Operations. Victor most recently headed up IPSCO’s Montpelier operation and since starting early last month has already made headway towards his key immediate goals of improving operational efficiency and eliminating the volatility in operations from which we have recently suffered.”

The Company plans to announce third quarter earnings in early November.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs, expectations, future goals and similar statements, constitute forward-looking statements. These statements include, among others, statements regarding our business outlook, anticipated financial and operating results, anticipated product demand, interest expense, gross profit margins and scrap costs, the availability of raw materials and debt reductions plans. These forward-looking statements are based on management’s beliefs and assumptions, which are based on currently available information. These assumptions could prove inaccurate. These forward-looking statements also involve a number of risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statements. Some of these risks and uncertainties are described in Claymont Steel’s filings with the Securities and Exchange Commission, including the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors in the Company’s annual report on Form 10-K, filed with the SEC on April 2, 2007. Claymont Steel undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

(PLTE-G)

Source: Claymont Steel Holdings, Inc.

FOR FURTHER INFORMATION:

Allen G. Egner, VP Finance and Treasurer

Telephone: (302) 792-5400

E-mail: aegner@claymontsteel.com